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FOR IMMEDIATE RELEASE                              CONTACT:   Juris Pagrabs
                                                              Vice President
                                                              Investor Relations
                                                              (212) 553-7017


                 WOOLWORTH CORPORATION ELECTS ALLAN Z. LOREN TO
                             THE BOARD OF DIRECTORS

NEW YORK, New York, April 6, 1998 - Woolworth Corporation (NYSE:Z) today announced that Allan Z. Loren, executive vice president and chief information officer of American Express Inc., a travel and financial services company, has been elected to the Company's board of directors, effective April 8, 1998. Mr. Loren, age 59, will become the eleventh member of the board, nine of whose members are from outside the Company.

"We are delighted to welcome an executive of the caliber of Allan Loren to our board of directors," said Roger Farah, chairman of the board and chief executive officer of Woolworth Corporation. "His vast business knowledge and experience managing global information systems will be of significant value as we focus on implementing our worldwide information technology initiatives."

Mr. Loren, who has nearly 40 years of business experience, joined American Express in 1994 as executive vice president and chief information officer. He serves on the American Express Planning and Policy Committee, which consists of the company's senior executives and business unit heads. Prior to this, he served as president and chief executive officer of Galileo International, one of the world's leading providers of electronic global distribution services for the travel industry, and as president of Apple Computer USA. Mr. Loren's experience also includes a number of senior leadership positions held throughout his 16-year career at CIGNA Corporation, where he rose to the positions of chief information officer and president of its systems division. Mr. Loren currently serves on the board of Reynolds & Reynolds Company.

Woolworth Corporation is a diversified global retailer that operates over 7,200 retail stores in 12 countries in North America, Europe, Australia and Asia. Through its athletic group of specialty retail formats, including Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports stores as well as its direct marketer Eastbay, the company is a leading provider of athletic footwear and apparel. Other specialty retail chains include the Northern Group of apparel stores, Afterthoughts jewelry stores and Kinney family shoe stores.